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Exhibit 99

For Immediate Release	For More Information:
December 15, 2003	Investors: Mary Healy, 630/623-6429 Media: Anna Rozenich, 630/623-7316

McDONALD'S ANNOUNCES FUTURE PLANS FOR NON-McDONALD'S BRANDS,
AND ESTIMATES FOR 4TH QUARTER CHARGES

OAK BROOK, IL—Jim Cantalupo, McDonald's Chairman and CEO, today announced another step in the company's revitalization plan. In a move consistent with the company's objective to do fewer things better to drive long-term growth in sales and operating income, McDonald's will significantly narrow its non-McDonald's brand activity by focusing on the U.S. development of Chipotle and Boston Market, concepts that are operating profitably.

Regarding the other restaurant concepts in McDonald's portfolio, Cantalupo announced the following decisions:

•
McDonald's has agreed on the sale of Donatos Pizzeria back to its founder.

•
McDonald's will discontinue its development of non-McDonald's brands outside the U.S. This decision—affecting Boston Market in Canada and Australia, and Donatos Pizzeria in Germany—reflects management's desire to remain sharply focused on revitalizing sales and service at McDonald's 17,000 restaurants outside the U.S.

•
McDonald's will retain its minority investment in Pret A Manger, but McDonald's Japan will close its Pret units there, as previously announced.

•
McDonald's has entered into a letter of intent to exit its domestic joint venture with Fazoli's.

Cantalupo said these decisions achieve several objectives, including eliminating distracting and unprofitable operations, reallocating resources to McDonald's restaurants, and providing a more focused growth platform for Chipotle and Boston Market.

"We will begin 2004 with a clear direction for what we need to do with these brands," Cantalupo said. "We will concentrate our efforts primarily on Chipotle and Boston Market in the United States, concepts that have potential for long-term growth and benefit to McDonald's. These two brands are sizeable companies that can operate autonomously. We believe this new focus and discipline makes the most sense for our company, our shareholders and our ongoing business momentum.

"As previously announced, Mats Lederhausen will lead these efforts as Managing Director of McDonald's Ventures. I have asked Mats to set goals for the next few years which will focus on several entrepreneurial objectives. First, continue to develop these concepts independently, without significant resource investment by McDonald's. Next, determine the ultimate level and significance to McDonald's income growth. Third, assess whether these concepts have the unit economics to support franchising. Finally, leverage learnings that can be adapted for innovations in McDonald's restaurants."

Concerning these objectives, Lederhausen said, "Charting this course is the right thing to do as we work to maximize shareholder value and minimize distractions. Boston Market and Chipotle have demonstrated the strongest potential to add growth to our bottom line. We will continue to develop these concepts and work to achieve greater profitability."

McDonald's expects to record after-tax charges of 23¢—28¢ per share in the fourth quarter. These charges primarily relate to the actions surrounding the restaurant concepts described above. The remainder relates to annual asset impairment testing and other revitalization plan actions. Substantially all of the charges are non-cash, and not all are tax deductible.

McDonald's is the world's leading food service retailer with more than 30,000 local McDonald's restaurants serving 47 million customers each day in more than 100 countries. More than 70 percent of McDonald's restaurants around the world are owned and operated by independent, local businessmen and women.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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        © 2003 McDonald's Corporation

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  Exhibit 99
McDONALD'S ANNOUNCES FUTURE PLANS FOR NON-McDONALD'S BRANDS, AND ESTIMATES FOR 4TH QUARTER CHARGES